EXHIBIT 99.1

NEWS RELEASE

For Immediate Release	Contact:	Michael Sund
December 2, 2004		(858) 503-3233

FLEETWOOD ENTERPRISES CEO EDWARD CAUDILL

JOINS MAXWELL TECHNOLOGIES BOARD OF DIRECTORS

SAN DIEGO, Calif. — Maxwell Technologies, Inc. (Nasdaq: MXWL) announced today that Edward B. Caudill, president and chief executive officer of Fleetwood Enterprises, Inc., one of the nation’s largest producers of recreational vehicles, and a leader in the building, retailing and financing of manufactured homes, has been appointed to Maxwell’s board of directors, increasing the size of the company’s board to eight directors.

Dr. Richard Balanson, Maxwell’s president and chief executive officer, said that Caudill’s extensive experience and contacts in the truck and heavy vehicle industry will make him a valuable strategic resource to management as the company accelerates development and delivery of ultracapacitor-based energy storage and power delivery solutions for high-volume transportation applications.

“Ed understands ultracapacitor technology and the magnitude of our transportation opportunities, and he intends to take an active, hands-on, role in opening doors and helping us to promote Maxwell’s products,” Balanson said.

Caudill, 61, joined Fleetwood, a Fortune 1000 company with $2.6 billion in annual revenue and 14,000 employees, in August 2002, and was appointed to its board of directors in September 2002. Immediately prior to joining Fleetwood, he was a corporate vice president of PACCAR, Inc., and general manager of PACCAR’s subsidiary, Kenworth Truck Company. Previously, he was PACCAR’s vice president of purchasing, general manager of its parts distribution business, and held several management positions with Peterbilt Motors Co., another PACCAR truck division. Earlier in his career, Caudill held senior level sales and manufacturing positions with Rockwell International and Eaton Corp. He holds an MBA degree from Xavier University, Cincinnati, Ohio, and a bachelor’s degree in Liberal Arts from Wayne State University, Detroit, Mich.

Maxwell is a leading developer and manufacturer of innovative, cost-effective energy storage and power delivery solutions. Our BOOSTCAP® ultracapacitor cells and multi-cell modules and POWERCACHE® backup power systems provide safe and reliable power solutions for applications in consumer and industrial electronics, transportation and telecommunications. Our CONDIS® high-voltage grading and coupling capacitors help to ensure the safety and reliability of electric utility infrastructure and other applications involving transport, distribution and measurement of high-voltage electrical energy. Our radiation-mitigated microelectronic products include power modules, memory modules and single board computers that incorporate powerful commercial silicon for superior performance and high reliability in aerospace applications. For more information, please visit our website: www.maxwell.com.

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